SUCCESSFULLY EXECUTING DISPOSITION PLAN & USING THE SALE PROCEEDS TO REDUCE LEVERAGE

GNL GLOBAL NET LEASE

Disposition Name	Expected Closing	# of Properties	Disposition Price (in mm)[1]	Cash Cap Rate[2]	Wtd. Avg. Lease Term Remaining[3]
Closed (as of 8/31/24):					
Truist Properties (ST Retail)	Closed: Q1'24-Q2'24	20	$50.3	–	–
Shippensburg Marketplace (MT Retail)	Closed: Q2'24	1	$6.6	–	–
Decatur Commons (MT Retail)	Closed: Q2'24	1	$15.6	–	–
Americold (Industrial / Distribution)	Closed: Q2'24	9	$170.0	–	–
Springfield Commons[4] (MT Retail)	Closed: Q2'24	1	$16.5	–	–
Shops at Abilene (MT Retail)	Closed: Q3'24	1	$21.3	–	–
HEB Plus Center (MT Retail)	Closed: Q3'24	1	$26.0	–	–
East West Commons (MT Retail)	Closed: Q3'24	1	$29.6	–	–
Johnson Controls (Office)	Closed: Q3'24	1	$4.4	–	–
Imperial Gas & Convenience (ST Retail)	Closed: Q3'24	1	$1.7	–	–
The Plant Shopping Center (MT Retail)	Closed: Q3'24	1	$95.0	–	–
Total Occupied Assets	**Closed**	**38**	**$437.1**	**7.2%**	**4.5 Years**
Total Vacant Assets[5]	**Closed**	**29**	**$95.9**	**–**	**–**
Total Closed		**67**	**$533.0**	**7.2%**	**4.5 Years**
Signed PSA:					
Non-Refundable Deposit	Q3'24	1	$1.1	7.7%	5.3 Years
In Due-Diligence	Q3'24 – Q4'24	59	$85.6	7.7%	13.7 Years
Total Occupied Assets	**Q3'24 – Q4'24**	**60**	**$86.7**	**7.7%**	**13.6 Years**
Non-Refundable Deposit	Q3'24 – Q4'24	6	$65.5	–	–
In Due-Diligence	Q3'24 – Q4'24	10	$18.7	–	–
Total Vacant Assets	**Q3'24 – Q4'24**	**16**	**$84.2**	**–**	**–**
Total Signed PSA		**76**	**$170.9**	**7.7%**	**13.6 Years**
Executed LOI:					
Occupied Assets	Q3'24 – Q4'24	57	$147.4	7.0%	5.9 Years
Vacant Assets	Q3'24 – Q4'24	2	$2.9	–	–
Total Executed LOI		**59**	**$150.3**	**7.0%**	**5.9 Years**
Total 2024 Dispositions To Date		**202**	**$854.2**	**7.2%**	**5.3 Years**

Note: Data as of August 31, 2024.

1. *Assumed signed PSAs and executed LOIs lead to definitive sales on their contemplated terms, which is not assured.*
2. *Calculated as NOI divided by disposition price.*
3. *Weighted average remaining lease term in years is based on square feet as of date of sale.*
4. *Represents a partial sale of the property.*
5. *Includes the sale of the 366,000 square foot former Foster Wheeler Office building that sold for over $27 million as the tenant's lease expired in mid-August, having collected 100% of the rent under the term of the lease.*